Exhibit 99.1

NEWS RELEASE

Contact:

Alliance Imaging

R. Brian Hanson

Executive Vice President

Chief Financial Officer

(714) 688-7100

ALLIANCE IMAGING REPORTS RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2005

ANAHEIM, CA—May 2, 2005–Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of diagnostic imaging services, announced results for the first quarter ended March 31, 2005.

Revenue for the first quarter increased 0.3% to $106.0 million from $105.6 million in the comparable 2004 quarter.  Revenue was in line with the Company’s guidance range, which was $103 million to $107 million for the first quarter

Alliance’s Adjusted EBITDA (earnings before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense and non-cash stock-based compensation), was $41.1 million in the first quarter of 2005, compared to $40.9 million in the prior year period.

In the first quarter of 2005, the Company modified its definition of Adjusted EBITDA to conform to a similar measure used in Alliance’s amended credit agreement.  Adjusted EBITDA now includes minority interest expense and excludes employment agreement costs and other income and expense, net.  Due to the modified definition of Adjusted EBITDA, the Company’s first quarter 2005 guidance range is $39.5 million to $41.5 million, revised from $39 million to $41 million.  For a more detailed discussion of Adjusted EBITDA and reconciliation to net income, see the table entitled “Adjusted EBITDA” included in the tables following this release.

Paul S. Viviano, Chairman of the Board and Chief Executive Officer stated, “Alliance is pleased to report first quarter results toward the high end of the Company’s guidance range, making this the eighth consecutive quarter we have reported results within or above our guidance range.  The Company continues to focus on stabilizing its core mobile MRI business, growing the PET and PET/CT business, and building new fixed sites.  Alliance believes that our strategy of providing high-quality, turn-key imaging solutions to hospitals and health systems positions Alliance Imaging for growth in 2006.”

Earnings per share on a diluted basis, in accordance with generally accepted accounting principles, was $0.12 per share for the 2005 first quarter, compared to $0.09 per share in the 2004 comparable period.   Employment agreement costs and non-cash stock-based compensation expenses reduced earnings per share by approximately $0.01 per share in both the first quarters of 2005 and 2004, respectively.

Cash flow provided by operating activities was $27.1 million in the first quarter of 2005 compared to $35.9 million in the corresponding period of 2004.  Alliance made $26.3 million of payments on its long-term debt in the first quarter of 2005.  The Company’s cash and cash equivalents balance decreased by $11.6 million to $9.1 million at March 31, 2005 from $20.7 million at December 31, 2004.

Investors and all others are invited to listen to a conference call discussing first quarter 2005 results.  The conference call is scheduled for Tuesday, May 3, 2005 at 1:00 p.m. Eastern Time.  The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.allianceimaging.com.  Click on Audio Presentations in the Investor Relations section of the website to access the link. The conference call can also be accessed at (888) 874-9713 (United States) or (973) 582-2706 (International).  Interested parties should call at least five minutes prior to the conference call to register.  A replay of the call can be accessed until August 3, 2005 by visiting the Company’s website or by calling (877) 519-4471 (United States) or (973) 341-3080 (International).  The conference call identification number is 5989803.

Alliance Imaging is a leading national provider of shared-service and fixed-site diagnostic imaging services, based upon annual revenue and number of systems deployed.  Alliance provides imaging services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of fixed-site imaging centers.  The Company had 466 diagnostic imaging systems, including 354 MRI systems and 56 PET or PET/CT systems, and over 1,000 clients in 43 states at March 31, 2005.

This press release contains forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  For a complete list of risks and uncertainties, please refer to the Risk Factor section of the Company’s Form 10-K/A for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

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2

ALLIANCE IMAGING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(in thousands, except per share amounts)

	First Quarter Ended March 31,
	2004	2005

Revenues	$105,646	$105,964

Costs and expenses:
Cost of revenues, excluding depreciation and amortization	53,272	53,936
Selling, general and administrative expenses	12,168	11,686
Employment agreement costs	305	274
Depreciation expense	20,845	20,463
Amortization expense	876	881
Interest expense, net of interest income	10,608	9,061
Other (income) and expense, net	34	(332)
Total costs and expenses	98,108	95,969
Income before income taxes, minority interest expense, and earnings from unconsolidated investees	7,538	9,995
Income tax expense	3,106	4,132
Minority interest expense	785	412
Earnings from unconsolidated investees	(893)	(684)
Net income	$4,540	$6,135

Comprehensive income, net of income taxes:
Net income	$4,540	$6,135
Unrealized gain on hedging transactions	—	2,467
Comprehensive income	$4,540	$8,602

Earnings per common share:
Basic	$0.09	$0.12
Diluted	$0.09	$0.12

Weighted average number of shares of common stock and common stock equivalents:
Basic	47,968	49,132
Diluted	48,311	50,312

ALLIANCE IMAGING, INC.

ADJUSTED EBITDA

(in thousands)

EBITDA represents earnings before interest expense, net of interest income; income taxes; depreciation expense and amortization expense.  Adjusted EBITDA represents EBITDA adjusted for non-cash stock-based compensation and minority interest expense .Adjusted EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States of America.  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as  a measure of profitability or liquidity.  Adjusted EBITDA is included because the Company’s amended credit agreement uses a measure similar to this to calculate the Company’s compliance with covenants such as interest coverage ratio (as defined in Section 7.6A of the Company’s amended credit agreement) and leverage ratio (as defined in Section 7.6B of the Company’s amended credit agreement).  The Company’s failure to comply with these covenants could result in the amounts borrowed under these instruments, together with accrued interest and fees, becoming immediately due and payable.  If the Company is not able to refinance this debt when it becomes due, the Company could become subject to bankruptcy proceedings.  Per the credit agreement, the Company was required to maintain a minimum interest coverage ratio in excess of 2.15 to 1.00 and 2.50 to 1.00 for the quarters ended March 31, 2004 and 2005, respectively, and was required to maintain a maximum leverage ratio not to exceed 4.00 to 1.00 and 4.50 to 1.00 for the quarters ended March 31, 2004 and 2005, respectively.  The Company was in compliance with these covenants for the quarters ended March 31, 2004 and 2005.

While Adjusted EBITDA is used to measure the Company’s compliance with its debt covenants, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of Adjusted EBITDA in accordance with the Company’s amended credit agreement is shown below:

	First Quarter Ended March 31,
	2004	2005

Net income	$4,540	$6,135
Income tax expense	3,106	4,132
Interest expense, net of interest income	10,608	9,061
Amortization expense	876	881
Depreciation expense	20,845	20,463
EBITDA	$39,975	$40,672
Non-cash stock-based compensation
(included in selling, general & administrative)	98	63
Minority interest expense	785	412
Adjusted EBITDA	$40,858	$41,147

ALLIANCE IMAGING, INC.

SELECTED CONDENSED

CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

	December 31,	March 31,
	2004	2005

Cash and cash equivalents	$20,721	$9,100
Accounts receivable, net	50,146	49,110
Total current assets	90,054	79,750
Equipment, net	353,511	346,092
Total assets	622,198	608,004
Total current liabilities	69,328	66,146
Long-term debt, including current maturities	575,664	549,379
Total stockholders’ deficit	(67,528)	(57,388)

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

	First Quarter Ended March 31,
	2004	2005

MRI
Average number of scan-based systems	296.1	281.9
Scans per system per day	9.50	9.45
Total number of MRI scans	202,050	191,042
Price per scan	$354.33	$355.86

Scan-based MRI revenue (in millions)	$71.6	$68.0
Non-scan based MRI revenue (in millions)	6.3	6.7
Total MRI revenue (in millions)	$77.9	$74.7

PET or PET/CT systems
Average number of systems	44.9	50.3
Scans per system per day	5.03	5.18
Total number of PET and PET/CT scans	13,308	15,784
Price per scan	$1,325	$1,371

Total PET and PET/CT revenue (in millions)	$17.7	$21.8

Revenue breakdown (in millions)
Total MRI revenue	$77.9	$74.7
PET and PET/CT revenue	17.7	21.8
Other modalities and other revenue	10.0	9.5
Total revenues	$105.6	$106.0